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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 15

         Certification and Notice of Termination of Registration under
                        Section 12(g) of the Securities
 Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13
               and 15(d) of the Securities Exchange Act of 1934.

                                    0-24872
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                           (Commission File Number)


                       PHYSICIAN RELIANCE NETWORK, INC.
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            (Exact name of registrant as specified in its charter)


       5420 LBJ Freeway, Suite 900, Dallas, Texas 75240; (972) 392-8700
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


Common Stock, no par value per share, and associated Series One Junior Preferred
                     Stock Rights, no par value per share
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           (Title of each class of securities covered by this Form)


                                     None
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     (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

   Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)   [X]                Rule 12h-3(b)(1)(ii)  [_]
   Rule 12g-4(a)(1)(ii)  [_]                Rule 12h-3(b)(2)(i)   [_]
   Rule 12g-4(a)(2)(i)   [_]                Rule 12h-3(b)(2)(ii)  [_]
   Rule 12g-4(a)(2)(ii)  [_]                Rule 15d-6            [_]
   Rule 12h-3(b)(1)(i)   [X]

   Approximate number of holders of record as of the certification or notice date: 1

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   Pursuant to the requirements of the Securities Exchange Act of 1934,
Physician Reliance Network, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: June 15, 1999                        PHYSICIAN RELIANCE NETWORK, INC.


                                           By: /s/ R. Dale Ross
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                                               R. Dale Ross
                                               President